Exhibit 10.11

                           DISTRIBUTORSHIP AGREEMENT

     THIS AGREEMENT is entered into as of the 1st day of August 2002 by and between STOCKHAUSEN, INC., a North Carolina corporation (hereinafter referred to as "Stockhausen"), and AMERICAN SOIL TECHNOLOGIES, INC., a Nevada corporation (hereinafter referred to as the "Distributor").

                                   WITNESSETH

     WHEREAS, Stockhausen is a manufacturer of certain superabsorbent and other polymer products, more particularly described on Schedule A attached hereto (the "Products"), which products are manufactured for use in applications involving the agriculture market, and

     WHEREAS, Distributor is a distributor in North America in the soil and water treatment business and also manufactures and sells soil amendments, including soil amendments made with polymers, and

     WHEREAS, Stockhausen desires that Distributor distribute the Products, to certain markets, described in Schedule B attached hereto (the "Markets"), within the geographic areas described in Schedule C attached hereto (the "Territory"), all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and subject to the following terms and conditions, the parties agree as follows:

     1. Appointment of Distributor. Stockhausen hereby appoints and designates Distributor, effective as of the date hereof, as Stockhausen's sole and exclusive distributor, unless otherwise noted in Schedule B, of the Products (each individually a "Product" and collectively the "Products") to the Markets within the Territory.

     2. Performance by Stockhausen.

          (a) Stockhausen agrees to supply Products to Distributor for sale to the Markets within the Territory.

          (b) Stockhausen shall not be liable for any failure on its part to fill any order, or any delay in filling any order, if such failure or delay is due to any cause beyond the control of Stockhausen, such as strike, fire, flood, other natural disaster, embargo, accident, or inability of Stockhausen to obtain materials, fuel or labor, or due to war, expropriation, confiscation, priority or other ruling, instruction, order or interference by civil or military authorities, whether legal or de facto, or due to transportation delays or any other cause beyond the control of Stockhausen.
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          (c) Stockhausen may from time to time in its sole discretion discontinue production and sale of one or more of the Products without liability to Distributor. Stockhausen shall give Distributor at least ninety (90) days prior written notice of such discontinuation and shall fill all orders reasonably placed by Distributor prior to the expiration of such period of notice.

          (d) If Stockhausen discontinues production of a Product and then decides to produce such Product, or a replacement Product, such Product or replacement Product, as the case may be, shall be included in the term "Products" and shall be subject to the terms and conditions of this Agreement. Inclusion of a replacement Product in the definition of Products shall require the consent of Distributor, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Distributor agrees that its consent shall not be required if the replacement Product performs as the functional equivalent of or better than the discontinued Product and the price for such replacement Product is comparable to the discontinued Product.

          (e) Stockhausen agrees to supply Distributor, or Distributor's designee (which designee must be approved in writing by Stockhausen), as the case may be, with Product or Products that accord with the certificates of analysis accompanying such Products and are in accordance with the terms and conditions of this Agreement and purchase orders submitted and accepted in accordance with Section 5 herein.

          (f) Technical Support. Stockhausen shall provide such technical support to the Distributor for its efforts to sell Product during the term of this Agreement as deemed reasonable by Stockhausen.

     3. Performance by Distributor.

          (a) Distributor shall promote the sale of the Products to the Markets in the Territory. Distributor shall make regular calls on the Markets in the Territory and shall advise the Markets on both commercial and technical matters. Stockhausen agrees to provide advisory support to Distributor in its research and sales efforts of a quantity, nature and duration determined by Stockhausen in its sole discretion.

          (b) Distributor shall provide to Stockhausen monthly and annual written reports in form and substance acceptable to Stockhausen on Distributor's efforts and sales, and Distributor shall participate in quarterly informational meetings with Stockhausen representatives, regarding the activity of any competitors and the Distributor's activity during the period.

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          (c) During each twelve month period extending from January 1 through
     December 31 (the "Twelve Month Period") that this Agreement is in effect, Distributor shall purchase from Stockhausen (or arrange for the purchase from Stockhausen by a designee approved by Stockhausen pursuant to Section 2(e) above) no less than a certain agreed upon aggregate minimum purchase quantity of the Products. The annual aggregate minimum purchase quantity for the Products for the Twelve Month Periods beginning as of January 1, 2002, January 1, 2003 and January 1, 2004 are set forth on Schedule D attached hereto. Thereafter, the annual aggregate minimum purchase quantity shall be renegotiated in good faith annually taking into account without limitation the previous years sales, market conditions, discontinued Products, the efficacy and time to market of any substitute or replacement Products, and any price changes. In no event, however, shall the annual aggregate minimum purchase quantity ever be less than the quantity for January 1, 2004 indicated on Schedule D attached hereto or less than ninety percent (90%) of the actual aggregate quantity of the Products purchased by Distributor during the immediately preceding Twelve Month Period. The parties will use good faith efforts to agree upon the annual aggregate minimum purchase quantity for the next Twelve Month Period no later than December 31 of the current Twelve Month Period. The annual aggregate minimum purchase quantity for the Products for such Twelve Month Period shall be the greater of the quantity for January 1, 2004 indicated on Schedule D attached hereto or ninety percent (90%) of the actual aggregate purchase quantity of the Products purchased by Distributor during the immediately preceding Twelve Month Period. If production and sale of a Product is discontinued by Stockhausen and if such discontinued Product is not replaced by a replacement Product pursuant to Section 2(d) hereof, then the annual aggregate minimum purchase quantity for the Products for the Twelve Month Period in which such discontinuance takes place shall be reduced by an amount of Products equal to the percentage of such annual aggregate minimum purchase quantity which is equal to (i) the actual amount of the discontinued Product purchased by Distributor during the immediately preceding Twelve Month Period divided by (ii) the actual aggregate quantity of the Products purchased by Distributor during the immediately preceding Twelve Month Period.

          (d) Stockhausen shall maintain during the term of this Agreement, and any renewal or extension thereof, the labeling registrations required under the applicable state law, if any, for it to be able to sell and distribute the Products in each respective state. All reasonable costs associated with maintaining such registrations shall be reimbursed by Distributor to Stockhausen upon written request by Stockhausen. Distributor shall obtain

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     and maintain at its own expense during the term of this Agreement, and any renewal or extension thereof, any other licenses or registrations required under applicable law for it and Stockhausen to be able to sell and distribute the Products pursuant to this Agreement. Stockhausen agrees to cooperate as reasonably necessary in the course of Distributor's efforts to obtain and maintain such other licenses and registrations. Further, Distributor shall keep Stockhausen apprised of all requirements imposed by any state within the Territory.

          (e) While this Agreement is in effect, the Distributor shall not market or sell to the Markets in the Territory any products that compete with the Products without Stockhausen's prior written consent.

     4. Price. Prices to be charged by Stockhausen and paid by Distributor for the Products shall be "FOB" Stockhausen's U.S. warehouse facility. Prices charged by Stockhausen shall be according to the agreed upon price structure attached as Schedule E to this Agreement (the "Price List"), which prices shall be subject to amendment by Stockhausen from time to time, but only if Stockhausen experiences a material change in the cost of raw materials, or other supply, and then only upon ninety (90) days' prior written notice to Distributor. Stockhausen may agree from time to time, at its sole discretion, to warehouse Products for Distributor. In each such case, Distributor agrees that it shall reimburse Stockhausen for all costs associated with warehousing such Products.

     5. Purchase Orders. All purchase orders submitted by Distributor must be accepted by Stockhausen to bind Stockhausen. Any terms proposed by Distributor in a purchase order that are additional or different than those set forth in this Agreement are hereby rejected unless expressly assented to in writing by Stockhausen. Failure of Stockhausen to object to provisions contained in any purchase order or other communication from Distributor shall not be construed as a waiver of this Section or, an acceptance of such purchase order terms that are additional or different than those set forth in this Agreement.

     6. Shipment. The Products shall be shipped FOB Stockhausen's U.S. warehouse facility. The minimum quantity that must be ordered in a given shipment is one truckload of Products, with a truckload equal to approximately 40,000 pounds of Products unless otherwise agreed to prior by both parties. Unless Distributor is notified otherwise by Stockhausen, the Products will be shipped within seven (7) business days of acceptance of an order.

     7. Payment. Distributor shall pay Stockhausen in full for the Products within forty five (45) days of date of invoice of each shipment of such Products, unless otherwise mutually agreed in writing by the parties hereto. All invoices are payable at Stockhausen's Greensboro, North Carolina address in lawful money of the United States. Distributor, and not Stockhausen, shall be solely responsible for all risks of nonpayment for Products distributed by Distributor to its customers or any other third party on credit.

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     8. Taxes, Tolls, Etc. In the event that Stockhausen may be required to pay any federal, provincial, state or municipal taxes, tolls, excises or charges (including, without limitation, tonnage fees), other than income taxes, upon the sale or transportation of the Products sold hereunder, Distributor shall reimburse Stockhausen for the same immediately upon written demand therefore being made by Stockhausen.

     9. Marketing. Distributor shall develop and fund a marketing plan acceptable to Stockhausen for the Products and shall use commercially reasonable efforts to actively market the Products. Such efforts shall include, without limitation, advertising, direct mail, trade show participation, and the distribution of Product samples.

     10. Labeling. Any Products packaged or repackaged by either Distributor or Stockhausen shall be labeled in accordance with all applicable laws. Stockhausen shall have the right to monitor such labeling to make sure that its trademarks are being properly used and protected. Stockhausen shall keep Distributor informed of its labeling policies and any changes to those policies as may be made from time to time.

     11. Intellectual Property Rights

     (a) Stockhausen hereby grants Distributor a license to use its STOCKOSORB(R) and STOCKOPAM(R) trademarks (the "Marks") solely in connection with the Products, and the sale and promotion thereof. Distributor acknowledges and agrees that its use of Marks will be limited to instances in which it sells original, unopened packages or containers of Product as received from Stockhausen. In other instances Distributor shall use its own trademarks in connection with the sale and promotion of the Product. Furthermore, Distributor agrees to use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Stockhausen. Distributor acknowledges Stockhausen's ownership of the Marks, and Distributor agrees that it will do nothing inconsistent with such ownership, and that all use of the Marks by Distributor shall inure to the benefit of and be on behalf of Stockhausen. Distributor agrees that nothing in this Agreement shall give Distributor any right, title or interest in the Marks, other than the right to use the Marks, and distribute the Products in accordance with this Agreement. Distributor agrees that it will not attack the title of Stockhausen to the Marks.

     (b) Distributor shall utilize the Marks pursuant to this Agreement in the format directed by Stockhausen in writing. Distributor shall maintain a consistently high quality for all goods that will bear the Marks.

     (c) Distributor agrees to notify Stockhausen of any unauthorized use of the Marks by it or others promptly as such use comes to Distributor's attention. Stockhausen shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks.

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     12. Quality; Remedies for Nonconforming Product. Stockhausen warrants only that the Products sold hereunder shall be in compliance with the specifications agreed upon from time to time by the parties hereto and set forth in the certificate of analysis (the "C of A") accompanying each order of the Products. Stockhausen makes no other warranty of any kind, express or implied, and makes NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. A C of A shall accompany each shipment of Products to Distributor. Distributor covenants that it shall fully comply with all label directions for the handling, storage, possession, resale or use of the Products sold hereunder and Distributor agrees that it shall indemnify and hold Stockhausen harmless from all claims (including, without limitation, attorneys' fees) of personal injury or property damage resulting from any negligence, gross negligence, recklessness or willful misconduct on the part of Distributor or from any failure of Distributor to comply with the terms of this covenant. Claims on account of weight, loss of or damage to Product shall be waived unless made in writing within ten (10) days from the date of delivery to Distributor and prior to the mixing, blending, converting or other destruction of the identity of the goods.

     Upon written notice of nonconformity of any Product, Stockhausen shall have the right to cure said nonconformity within a commercially reasonable time even though the time for delivery has expired. DISTRIBUTOR'S REMEDIES FOR BREACH OF WARRANTY BY STOCKHAUSEN SHALL BE LIMITED TO OBTAINING CONFORMING PRODUCT FROM STOCKHAUSEN OR THE CREDITING OF DISTRIBUTOR'S ACCOUNT WITH STOCKHAUSEN FOR ANY AMOUNTS DISTRIBUTOR MAY ALREADY HAVE PAID FOR NONCONFORMING PRODUCT. Stockhausen shall determine at its sole discretion which remedy it shall provide in a given situation. Stockhausen warrants (i) that Stockhausen's performance pursuant to this Agreement does not violate any agreement between Stockhausen and any third party and (ii) that to Stockhausen's knowledge, without Stockhausen making any investigation into such matter, the Products do not infringe any outstanding patent rights of a third party in the Territory. Stockhausen's warranty with regard to Section 12(ii) above extends only to the Products themselves, and not to the use of the Products by the Distributor. To the extent Distributor resells any of the Products in other than an original unopened container (including without limitation containers opened solely for purposes of sampling such Products to make sure that they meet the agreed?upon specifications for such Products), Stockhausen shall not be liable for claims of patent infringement based upon the sale or use of such Products or the manufacture, sale or use of any material containing such Products.

     13. Confidentiality. Confidential Information. During the term of this Agreement and thereafter, each party receiving Confidential Information (as hereinafter defined) (such party being referred to as a "receiving party") agrees that neither it nor any of its employees, representatives, agents or consultants will either disclose or use, either for itself or for the benefit of any third party, any Confidential Information relating in any way to the party disclosing such Confidential Information (such party being referred to as a "disclosing party") or the disclosing party's products, business or affairs, except for disclosure or use that is appropriate and in the ordinary course of carrying out its duties under this Agreement. "Confidential Information" shall mean any oral, written or graphic information not generally available to the public, which information shall include, without limitation, information relating to the terms of this Agreement, the disclosing party's products,

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processes, techniques, technology, formulae, research data, manufacturing methods, know-how, show how, trade secrets, customers and suppliers, information relating to sales and profits, other financial data, and the terms and conditions of the other party's dealings with them; provided, however, that "Confidential Information" shall not include the following: information known generally to the public (other than information known generally to the public as a result of a violation by the receiving party of the provisions of this Section); information acquired by the receiving party outside of its affiliation (before or after the date hereof) with the disclosing party; and information developed independent of the Confidential Information. A receiving party shall have the right to disclose Confidential Information pursuant to the order of a court of competent jurisdiction, in which case the receiving party shall give written notice of the order to the disclosing party at least thirty (30) days' prior to the date of compliance with such order or information whose disclosure by the receiving party is required by law or court order (unless the receiving party has less that thirty (30) days' notice itself, in which case the receiving party shall give the disclosing party as much notice as is practicable under the circumstances). Confidential Information received from one party by the other may be disclosed to the other's affiliates, upon agreement of such affiliate to abide by the nondisclosure and nonuse obligations set forth in this Section 13.

     14 Term. The term of this Agreement shall be from the date first above written to December 31, 2004, unless either party shall earlier terminate this Agreement pursuant to Section 16 hereof. At the end of this initial term, this Agreement shall continue for further terms of three (3) years each, unless terminated by either party at the end of the initial term or any such three (3) year term or pursuant to Section 16 hereof.

     15. Termination.

          (a) Termination by Either Party. Either party may terminate this Agreement at any time, without waiving any legal rights or remedies it may otherwise have, effective immediately upon written notice, upon the occurrence of any of the following:

               (i) the other party fails to cure a material breach of or material default in any of its obligations to be performed hereunder (other than a breach of or default on a payment obligation) within twenty (20) days of written notice of such breach or default; or

               (ii) the other party fails to cure a breach of or default in any of its payment obligations to be performed hereunder within five (5) days of written notice of such breach or default; or

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               (iii) the other party breaches or defaults in any of its
          obligations to be performed under Section 13 or Section 3(e) hereof.

          (b) Termination by Stockhausen. Stockhausen may terminate this Agreement at any time, without waiving any legal rights or remedies it may otherwise have, effective immediately upon receipt of written notice, upon the occurrence of any of the following:

               (i) Distributor declares, or is petitioned into, bankruptcy or insolvency or makes a general assignment for the benefit of its creditors; or

               (ii) Distributor sells all or substantially all of its assets or capital stock to, or is merged into, another person or entity or if more than fifty percent (50%) of its stock is sold or otherwise transferred; or

               (iii) Distributor fails to purchase within a given Twelve Month Period the annual aggregate minimum purchase quantity agreed upon pursuant to Section 3(c) hereof and such failure is not either the result of Stockhausen's failure to supply such quantity to Distributor or the result of matters beyond the reasonable control of Distributor.

          (c) Generally. Any termination shall not affect any monies owing or obligations incurred by either of the parties prior to the effective date of the termination. The provisions of Sections 3(e), 8, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive expiration or termination, for any reason, of this Agreement.

     16. Limitation of Liability. STOCKHAUSEN WILL NOT BE LIABLE TO DISTRIBUTOR OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF DISTRIBUTOR OR ITS AFFILIATES OR ITS CLIENTS OR CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, PROFITS, USE OF MONEY OR USE OF PRODUCTS OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EXCEPT IN THE CASE OF PERSONAL INJURY OR PROPERTY DAMAGE WHERE AND TO THE EXTENT THAT APPLICABLE LAW REQUIRES SUCH LIABILITY.

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     17. Notices. Any notice to be given hereunder shall be in writing and delivered personally, sent by telecopier, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the party concerned at the following address:

           If to Stockhausen:

                    STOCKHAUSEN, INC.
                    2401 Doyle Street
                    Greensboro, North Carolina  27406
                    USA
                    Attn.:  President

                    Telephone No.:   (336) 333-3500
                    Telecopier No.:  (336) 333-3545

           With a copy to:

                    STOCKHAUSEN, INC.
                    2401 Doyle Street
                    Greensboro, North Carolina  27406
                    USA
                    Attn.: Creavis Technologies & Innovation -
                           Technical Superabsorbent Polymers Sales Manager

                    Telephone No.:   (336) 333-7537
                    Telecopier No.:  (336) 379-3594

           If to Distributor:

                    AMERICAN SOIL TECHNOLOGIES, INC.
                    215 N. Marengo Avenue, Suite 110
                    Pasadena, CA  91101
                    Attn.: President

                    Telephone No.:    (626) 793-2435
                    Telecopier No.:   (626) 568-1629

     Either party may change its address for purposes of this Agreement by notice given in compliance with this Section. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery if personally delivered, sent by telecopier or sent by reputable courier service; or on the third business day following the mailing thereof if sent by certified or registered mail, postage prepaid, return receipt requested.

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     18. Amendment; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by a duly authorized representative of Distributor and by a duly authorized representative of Stockhausen. No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any other breach.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws and judicial decisions of the State of North Carolina, including its provisions of the Uniform Commercial Code, but excluding its conflicts of laws provisions.

     20. Remedies. Each party hereto acknowledges and agrees that a party would suffer irreparable injury in the event of a breach by the other party of any of the provisions of Section 3(e) or Section 13 and that such injured party shall be entitled to an injunction entered by any court of competent jurisdiction, restraining the other party from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the injured party from pursuing any other remedies at law or in equity which it may have for any such breach or threatened breach of any provision of this Section, including the recovery of damages from the other party.

     21. Jurisdiction and Venue. Except as provided by Section 20 hereof relating to injunctive relief, each party hereto consents to the exclusive jurisdiction of either the Superior Court of Guilford County, North Carolina or the United States District Court for the Middle District of North Carolina for purposes of any action brought under or as the result of a breach of this Agreement, and they each waive any objection thereto. The parties hereto each further consent and agree that the venue of any action brought under or as a result of a breach of this Agreement shall be proper in either of the above named courts and they each waive any objection thereto.

     22. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all other understandings and agreements, whether oral or in writing, if there be any, previously entered into by the parties with respect to such matter. Both parties agree to perform under this Agreement solely as independent contractors and shall not hold themselves out as employees or agents of the other. This Agreement shall not be assigned in whole or in part by Distributor to a successor, subsidiary or third party without the prior written consent of Stockhausen, which consent shall not be unreasonably withheld. If any court or

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regulatory agency or body determine, in a form and manner which render such determination enforceable against either of the parties, that any provision of this Agreement is void, invalid, unenforceable, or illegal, such determination shall not affect any other provision of this Agreement, and this Agreement shall, if reasonable, be construed and performed as if such void, invalid, unenforceable, or illegal provision has never been contained herein. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.




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IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

AMERICAN SOIL TECHNOLOGIES, INC.         STOCKHAUSEN, INC.


By:    ________________________          By:     ____________________________

Name:  ________________________          Name:   ____________________________

Title: ________________________          Title:  ____________________________

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                                   SCHEDULE A

                                    PRODUCTS

The Products are the following products, or their replacements, each of which will, subject to the terms and conditions of this Agreement, be manufactured, produced and packaged by Stockhausen or its successors or designees:

1. STOCKOSORB(R) Series Superabsorbent Polymers and STOCKOPAM(R) Series Polymers whether in dry, converted, packaged or any other form now known as STOCKOSORB(R) F, STOCKOSORB(R) C, STOCKOSORB(R) M, STOCKOSORB(R) S and STOCKOPAM(R) and wherever manufactured by Stockhausen; and

2. any additional or modified products which the parties hereto may from time to time agree in writing to be subject to the terms and conditions of this Agreement.

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                                   SCHEDULE B

                                     MARKETS

The Markets to which Distributor is granted a right to sell and distribute Products within the Territory pursuant to this Agreement are as follows:

1. Agriculture market; and

2. Other markets on a non-exclusive basis as agreed to in writing by both parties.

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                                   SCHEDULE C

                                    TERRITORY

The Territory includes:

The states of New Mexico, Colorado, Wyoming, Montana, Idaho, Iowa, Washington, Oregon, California, Nevada, Arizona, Kansas, Texas, North Dakota, South Dakota and Nebraska. Additional geographical territories may be added as mutually agreed to in writing by the parties.

The Distributor shall not sell Product to Terawet, Inc. of San Diego, California, which shall remain an account exclusive to Stockhausen.

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